FOR IMMEDIATE RELEASE

Workiva Announces Proposed Private Offering of $300 Million of Convertible Senior Notes

AMES, Iowa – August 12, 2019 – Workiva Inc. (NYSE: WK) today announced that it plans to offer, subject to market and other conditions, $300 million principal amount of its Convertible Senior Notes due 2026 (the “notes”) through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Workiva expects to grant the initial purchasers a 13-day option, beginning on, and including, the date the notes are issued, to purchase up to an additional $45 million principal amount of notes.

The notes will be senior unsecured obligations of Workiva, and interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2020. In certain circumstances and during certain periods, the notes may be converted into cash, shares of Workiva’s Class A common stock (the “common stock”), or a combination of cash and shares of common stock, at Workiva’s election.

Workiva intends to use the net proceeds from the offering of the notes for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, assets, solutions or businesses, although Workiva has no commitments or agreements to enter into such transactions.

The notes and the shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

About Workiva

Workiva, the leading provider of connected reporting and compliance solutions, is used by thousands of enterprises across 180 countries, including more than 75 percent of Fortune 500® companies, and by government agencies. Our customers have linked over five billion data elements to trust their data, reduce risk and save time. For more information about Workiva (NYSE:WK), please visit workiva.com.

Read the Workiva blog: www.workiva.com/blog
Follow Workiva on LinkedIn: www.linkedin.com/company/workiva
Like Workiva on Facebook: www.facebook.com/workiva/
Follow Workiva on Twitter: www.twitter.com/Workiva

Claim not confirmed by FORTUNE or Fortune Media IP Limited. FORTUNE® and FORTUNE 500® are registered trademarks of Fortune Media IP Limited and are used under license. FORTUNE and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, Workiva Inc.

###

Investor Contact:	Media Contact:
Eileen Gannon	Kevin McCarthy
Workiva Inc.	Workiva Inc.
(515) 663-4493	(515) 663-4471
investor@workiva.com	press@workiva.com